Free Writing Prospectus pursuant to Rule 433 dated May 28, 2025

Registration Statement No. 333-284538

Autocallable Goldman Sachs Momentum Builder® Focus ER Index-Linked Notes due
OVERVIEW

The notes do not bear interest. Unless your notes are automatically called on any annual call observation date, the amount that you will be paid on your notes on the stated maturity date will be based on the performance of the Goldman Sachs Momentum Builder® Focus ER Index as measured from the trade date to and including the determination date. If the final index level (the closing level of the index on the determination date) is greater than the initial index level (set on the trade date and will be an intra-day level or the closing level of the index on the trade date), the return on your notes will be the index return (the percentage increase or decrease in the final index level from the initial index level). Your notes will be called if the closing level of the index on any call observation date is greater than or equal to the applicable call level, resulting in a payment on the corresponding call payment date (the fifth business day after the call observation date) equal to the face amount of your notes plus the product of $1,000 times the applicable call return.

The index measures the performance of a “base index” and non-interest bearing cash positions subject to certain deductions, as described in further detail below. On each index business day, exposure to the base index will be reduced and exposure to the non-interest bearing cash positions increased if (i) the realized volatility of the base index exceeds a volatility control limit of 5% (we refer to the base index, after applying this volatility control limit, as the “volatility controlled index”) or (ii) the volatility controlled index has exhibited negative price momentum.

The base index is composed of underlying assets, which consist of (i) nine underlying indices, potentially providing exposure to the following asset classes: focused U.S. equities; other developed market equities; developed market fixed income; emerging market equities; and commodities; and (ii) a money market position that accrues interest at a rate equal to the federal funds rate (the “return-based money market position”). The base index rebalances on each index business day based on historical returns of the underlying assets, subject to a limitation on realized volatility (which is separate from the volatility control mechanism described in the paragraph above) and minimum and maximum weights for the underlying assets and asset classes. As a result of the rebalancing, the base index may include as few as 2 underlying assets (including the return-based money market position) and may never include some of the underlying indices or asset classes.

The daily base index return is subject to a deduction equal to the return on the federal funds rate and, in addition, the entire index is subject to a deduction of 0.65% per annum (accruing daily).

The net effect of the deduction for the federal funds rate on the base index and the 0.65% deduction on the full index means that any aggregate exposure to the return-based money market position or the non-interest bearing cash positions will reduce the index performance on a pro rata basis by 0.65%. A very significant portion of the index has been, and may be in the future, allocated to the return-based money market position and the non-interest bearing cash positions.

The description above is only a summary. For a more detailed description of the index, including information about the fees and deductions that are applied to the index, see “Index Summary” in the accompanying preliminary pricing supplement.

If your notes are not called, at maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•
if the index return is positive (the final index level is greater than the initial index level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the index return; or
•
if the index return is zero or negative (the final index level is equal to or less than the initial index level), $1,000.

You should read the accompanying preliminary pricing supplement dated May 27, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP/ISIN:	40058J5N1 / US40058J5N18
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Index:	Goldman Sachs Momentum Builder® Focus ER Index (current Bloomberg symbol: "GSMBFC5 Index")
Trade date:	expected to be June 27, 2025
Settlement date:	expected to be July 2, 2025
Determination date:	expected to be June 28, 2032
Stated maturity date:	expected to be July 6, 2032

Hypothetical Payment on a Call Payment Date*

If your notes are automatically called on the first call observation date (i.e., on the first call observation date the closing level of the index is greater than or equal to 100.75%), the amount in cash that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of (i) $1,000 plus (ii) the product of the applicable call return times $1,000. Therefore, if the closing level of the index on the first call observation date were determined to be 120% of the initial index level, your notes would be automatically called and the amount in cash that we would deliver on your notes on the corresponding call payment date would be 111% of the face amount of your notes or $1,110 for each $1,000 face amount of your notes. Even if the closing level of the index on a call observation date exceeds the applicable call level, causing the notes to be automatically called, the amount in cash payable on the call payment date will be limited due to the applicable call return.

* assumes a call return amount for such call payment date set at the bottom of the call return amount range

Hypothetical Payment Amount At Maturity

The Notes Have Not Been Automatically Called
Hypothetical Final Index Level (as % of the Initial Index Level)	Hypothetical Payment Amount at Maturity (as % of Face Amount)
175.00%	175.00%
150.00%	150.00%
125.00%	125.00%
110.00%	110.00%
100.00%	100.00%
90.00%	100.00%
75.00%	100.00%
50.00%	100.00%
25.00%	100.00%
0.00%	100.00%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the index, the terms of the notes and certain risks.

Payment amount at maturity (for each $1,000 face amount of your notes):
•
if the index return is positive, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the index return; or
•
if the index return is zero or negative, $1,000.

Company’s redemption right (automatic call feature):

if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay an amount in cash on the following call payment date, for each $1,000 of the outstanding face amount, equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the applicable call return specified in the table set forth under “Call observation dates” below

Redemption event:

a redemption event will occur if, as measured on any call observation date, the closing level of the index is greater than or equal to the applicable call level specified in the table set forth under “Call observation dates” below

Initial index level:	set on the trade date and will be an intra-day level or the closing level of the index on the trade date
Final index level:	the closing level of the index on the determination date
Upside participation rate:	100%
Index return:	the quotient of (i) the final index level minus the initial index level divided by (ii) the initial index level, expressed as a percentage
Call level:

with respect to any call observation date, the applicable call level specified in the table set forth under “Call observation dates” below; as shown in such table, the call level increases the longer the notes are outstanding

Call return:

with respect to any call payment date, the applicable call return specified in the table set forth under “Call observation dates” below; as shown in such table, the call return increases the longer the notes are outstanding

Call observation dates:	expected to be the dates specified as such in the table below
	Call Observation Date	Call Level (as % of the Initial Index Level)	Call Return*
	June 29, 2026	100.75	at least 11%
	June 28, 2027	101.5	at least 22%
	June 27, 2028	102.25	at least 33%
	June 27, 2029	103	at least 44%
	June 27, 2030	103.75	at least 55%
	June 27, 2031	104.5	at least 66%
	* the applicable call return amount will be set on the trade date
Call payment dates:	expected to be the fifth business day after each call observation date
Estimated value range:	$850 to $880 (which is less than the original issue price; see accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the index, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, MOBU Focus ER index supplement no. 52, May 2025 MOBU Focus ER index supplement addendum and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, MOBU Focus ER index supplement no. 52, May 2025 MOBU Focus ER index supplement addendum and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, MOBU Focus ER index supplement no. 52, May 2025 MOBU Focus ER index supplement addendum and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated May 27, 2025
•
May 2025 MOBU Focus ER index supplement addendum dated May 19, 2025
•
MOBU Focus ER index supplement no. 52 dated May 19, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the index, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying MOBU Focus ER index supplement no. 52, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. Although the risk factors included in the accompanying preliminary pricing supplement have been classified into two categories (risk overview and risks related to the index), and the accompanying MOBU Focus ER index supplement no. 52 includes a third category of risks (risks related to the eligible underlying indices), the order and document in which any category of risks appears is not intended to signify any decreasing (or increasing) materiality of these risks. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement and “Additional Risk Factors Specific to the Eligible Underlying Indices” in the accompanying MOBU Focus ER index supplement no. 52, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Overview

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Receive Only the Face Amount of Your Notes at Maturity
▪
Your Notes Do Not Bear Interest
▪
The Amount in Cash That You Will Receive on a Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Level of the Underlier at Any Time Other Than on the Applicable Call Observation Date or on the Determination Date, as the Case May Be
▪
The Amount You Will Receive on a Call Payment Date Will Be Limited
▪
Your Notes Are Subject to Automatic Redemption
▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
▪
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected
▪
You Have No Shareholder Rights or Rights to Receive Any Shares or Units of Any Eligible Underlying Index, or Any Assets Held by Any Eligible Underlying Index or the Money Market Position
▪
The Note Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity
▪
Your Notes May Not Have an Active Trading Market
▪
The Note Calculation Agent Can Postpone Any Call Observation Date or the Determination Date if a Non-Trading Day Occurs
▪
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Index or the Eligible Underlying Indices or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪
Other Investors in the Notes May Not Have the Same Interests as You

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Risks Related to the Index

▪
You May Not Have Exposure to One or More of the Eligible Underlying Assets During the Term of the Notes
▪
The Weight of Each Index Underlying Asset Reflects the Average of the Average of the Weights of Such Index Underlying Asset Over Three Potential Portfolios For Each Day in the Applicable Weight Averaging Period
▪
The Index May Not Successfully Capture Price Momentum and May Not Achieve its Target Volatility
▪
The Index May Not Successfully Limit Volatility
▪
Base Index Asset Class Maximum Weights May in Many Cases Prevent All of the Eligible Base Index Underlying Assets in a Base Index Asset Class From Being Included in the Base Index at Their Base Index Underlying Asset Maximum Weights
▪
The Index’s Exposure to the Performance of Underlying Indices May Be Limited by Deleveraging and the Weight and Volatility Constraints

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the index, the terms of the notes and certain risks.

▪
If the Level of the Index Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
Past Index Performance is No Guide to Future Performance
▪
The Lower Performance of One Index Underlying Asset May Offset an Increase in the Other Index Underlying Assets
▪
Because Historical Returns and Realized Volatility Are Measured on an Aggregate Basis, Index Underlying Assets Could Include Eligible Underlying Assets With a High Realized Volatility and Could Exclude Eligible Underlying Assets With a High Historical Return
▪
Correlation of Performances Among the Index Underlying Assets May Reduce the Performance of the Index
▪
The Index May Have a Very Substantial Allocation to Hypothetical Cash Positions and Other Potentially Low-Yielding Assets on Any or All Days During the Term of the Notes
▪
The Index’s Momentum Risk Control Adjustment Mechanism May Not Work as Intended and May Limit Returns
▪
Base Index Allocations May Be Affected by the Methodology Algorithm
▪
The Eligible Underlying Indices are Linked to Futures Strategies
▪
Certain Eligible Underlying Assets are Subject to an Internal Currency Hedge, Which May Not be Effective

▪
The Index May Perform Poorly During Periods Characterized by Increased Short-Term Volatility
▪
Index Market Disruption Events Could Affect the Level of the Index on Any Date
▪
The Index Has a Limited Operating History
▪
The Historical Levels of the Notional Interest Rate Are Not an Indication of the Future Levels of the Notional Interest Rate
▪
The Policies of the Index Sponsor, Index Committee and Index Calculation Agent, and Changes That Affect the Index or the Underlying Indices, Could Affect the Cash Settlement Amount on Your Notes and Their Market Value
▪
The Historical Levels of the Notional Interest Rate Are Not an Indication of the Future Levels of the Notional Interest Rate
▪
The Index Calculation Agent Will Have Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You Receive at Maturity. The Goldman Sachs Group, Inc. Owns a Non-Controlling Interest in the Index Calculation Agent
▪
As Index Sponsor, GS&Co. Can Replace the Index Calculation Agent at Any Time
▪
The Index Calculation Agent Can Resign Upon Notification to the Index Sponsor

The following risk factors are discussed in greater detail in the accompanying MOBU Focus ER index supplement no. 52:

Risks Related to the Eligible Underlying Indices
 Risks related to eligible underlying indices comprised of futures contracts (including the US Equity Futures Rolling Strategy Index, the US Technology Equity Futures Rolling Strategy Series Q Total Return Index, the European Equity Futures Rolling Strategy Index, the Japanese Equity Futures Rolling Strategy Index, the US Government Bond Futures Rolling Strategy Index, the European Government Bond Futures Rolling Strategy Index, the Japanese Government Bond Futures Rolling Strategy Index, the Emerging Markets Equity Futures Rolling Strategy Index and the Bloomberg Gold Subindex Total Return)

▪
Suspension or Disruptions of Market Trading in Futures Contracts Included in an Eligible Underlying Index May Adversely Affect the Level of the Index
▪
A Negative Roll Yield Could Reduce the Level of an Eligible Underlying Index and Therefore the Level of the Index
▪
Futures Contracts Are Not Assets with Intrinsic Value

Risks related to eligible underlying indices sponsored by Goldman Sachs International (including the US Equity Futures Rolling Strategy Index, the US Technology Equity Futures Rolling Strategy Series Q Total Return Index, the European Equity Futures Rolling Strategy Index, the Japanese Equity Futures Rolling Strategy Index, the US Government Bond Futures Rolling Strategy Index, the European Government Bond Futures Rolling Strategy Index, the Japanese Government Bond Futures Rolling Strategy Index and the Emerging Markets Equity Futures Rolling Strategy Index)

▪
The Calculation Agent of an Eligible Underlying Index Will Have Authority to Make Determinations that Could Affect the Level of the Index

▪
The Policies of Goldman Sachs International, the Sponsor of Certain Eligible Underlying Indices, and Policy Changes That Affect Such Eligible Underlying Indices Could Affect the Level of the Index

Risks related to eligible underlying indices comprised of futures contracts on reference equity indices (including the US Equity Futures Rolling Strategy Index, the US Technology Equity Futures Rolling Strategy Series Q Total Return Index, the European Equity Futures Rolling Strategy Index, the Japanese Equity Futures Rolling Strategy Index and the Emerging Markets Equity Futures Rolling Strategy Index)

▪
Except to the Extent the Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the S&P 500® Index, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Assets of, or Engage in Business With, the Issuers of Assets Comprising a Reference Equity Index That Is the Subject of a Futures Contract that Comprises One of the Equity Futures Rolling Strategy Indices, There is No Affiliation Between Us and Any Issuer of Assets Comprising Any Reference Equity Index That Is the Subject of a Futures Contract that Comprises One of the Equity Futures Rolling Strategy Indices

Risks related to eligible underlying indices comprised of foreign assets (including the US Technology Equity Futures Rolling Strategy Series Q Total Return Index, the European Equity Futures Rolling Strategy Index, the Japanese Equity Futures Rolling Strategy Index and the Emerging Markets Equity Futures Rolling Strategy Index)

▪
Your Notes Will Be Subject to Foreign Currency Exchange Rate Risk
▪
Even Though Currencies Trade Around-The-Clock, Your Notes Will Not
▪
Intervention in the Foreign Currency Exchange Markets by the

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the index, the terms of the notes and certain risks.

Countries Issuing Any Currency In Which an Asset Comprising an Eligible Underlying Index Trades or Is Denominated Could Adversely Affect the Level of the Index

▪
Suspensions or Disruptions of Market Trading in One or More Foreign Currencies May Adversely Affect the Value of Your Notes
▪
Your Investment in the Notes Will Be Subject to Risks Associated with Foreign Securities Markets
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of a Reference Equity Index with Assets from One or More Foreign Securities Markets and Could Negatively Affect the Level of the Index

Risks related to underlying indices comprised of debt securities (including the US Government Bond Futures Rolling Strategy Index, the European Government Bond Futures Rolling Strategy Index and the Japanese Government Bond Futures Rolling Strategy Index)

▪
Your Investment is Subject to Interest Rate Risk
▪
Your Investment is Subject to Investment-Grade Credit Risk
▪
Your Investment is Subject to Concentration Risks. The US Government Bond Futures Rolling Strategy Index is comprised of futures on U.S. Treasury bonds that are obligations of the United States, the European Government Bond Futures Rolling Strategy Index is comprised of futures on Euro bonds issued by the Federal Republic of Germany and the Japanese Government Bond Futures Rolling Strategy Index is comprised of futures on Japanese government bonds that are obligations of Japan (each such debt security, a “reference bond”). As a result, each such eligible underlying index is concentrated in the performance of bonds issued by a single issuer and having the same general tenor and terms.

Risks related to the US Technology Equity Futures Rolling Strategy Series Q Total Return Index

▪
As Compared to Other Index Sponsors, Nasdaq, Inc. Retains Significant Control and Discretionary Decision-Making Over the Nasdaq-100 Index®, Which May Have an Adverse Effect on the Level of the Nasdaq-100 Index® and on Your Notes

Risks related to the Japanese Equity Futures Rolling Strategy Index

▪
Limited Historical Japanese Equity Futures Rolling Strategy Index Performance Information Is Available Incorporating Methodology Changes to TOPIX That Were Carried Out From October 2022 Through January 2025

Risks related to the Bloomberg Gold Subindex Total Return

▪
The Policies of the Sponsor of the Bloomberg Gold Subindex Total Return and Changes that Affect the Bloomberg Gold Subindex Total Return Could Affect the Level of the Index
▪
Your Investment is Subject to Concentration Risks. The Bloomberg Gold Subindex Total Return is concentrated in a single commodity. As a result, the performance of the Bloomberg Gold Subindex Total Return will be concentrated in the performance of that specific commodity.
▪
Legal and Regulatory Changes Could Adversely Affect the Level of the Index
▪
Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities, Which Could Adversely Affect Your Notes
▪
Various Unpredictable Factors May Affect the Performance of the Bloomberg Gold Subindex Total Return
▪
The Sponsor of the Bloomberg Gold Subindex Total Return May Be Required to Replace a Designated Contract If the Existing Commodities Contract Is Terminated or Replaced
▪
Linking to a Commodity Futures Contract is Different From Linking to the Spot Price of the Applicable Physical Commodity
▪
There Are Risks Associated with an Investment Linked to the Prices of Commodities Generally
▪
Economic or Political Events or Crises Could Result in Large-Scale Purchases or Sales of the Bloomberg Gold Subindex Total Return, Which Could Affect the Price of the Bloomberg Gold Subindex Total Return and May Adversely Affect the Level of the Index
▪
Substantial Sales of the Bloomberg Gold Subindex Total Return by Governments or Public Sector Entities Could Result in Price Decreases, Which Would Adversely Affect the Level of the Index

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable

▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪ The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the index, the terms of the notes and certain risks.